EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Western Wireless Announces Extension of Roaming Agreement
With
AT&T Wireless Services, Inc.

BELLEVUE, Wash. (June 1, 2001)-Western Wireless Corporation (NASDAQ:WWCA), a leading provider of communications services in rural America, announced today that it has entered into an agreement to extend its roaming agreement with AT&T Wireless Services, Inc. (NYSE:AWE) through June 15, 2002.

“We are pleased that AT&T Wireless values the extensive coverage of our network and we will continue our commitment to provide superior service to AT&T Wireless’ customers roaming on our network. The new Agreement reflects the current market pricing for roaming services in urban areas and recognizes the greater value associated with providing these services in more sparsely populated regions,” said Mikal Thomsen, president and chief operating officer of Western Wireless.

Located in Bellevue, Wash., Western Wireless Corp. is a leading provider of wireless communications services in the western United States and abroad. It currently offers cellular service marketed under the Cellular One® name in 19 Western states. Through its subsidiaries, Western Wireless is licensed to offer wireless service in 9 countries.

For further information contact:
Investment Community:	Media:
Gina Haggerty Western Wireless Corporation (800) 261-5960 gina.haggerty@wwireless.com	John Snyder Snyder Investor Relations (206) 262-0291 jsnyder@snyderir.com